Filed Pursuant to Rule 424(b)(3)
Registration No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities of UBS AG	$100,000,000	(1)(2)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Registration fee of $11,460.00 was previously paid as of May 22, 2012 in connection with a Rule 424(b)(2) filing (Registration Statement No. 333-178960).

Amendment No. 1 dated August 5, 2013* to PRICING SUPPLEMENT dated May 22, 2012 (To Product Supplement dated August 5, 2013 and Prospectus dated January 11, 2012)

$100,000,000 ETRACS Monthly Pay 2xLeveraged S&P Dividend ETN due May 22, 2042

The ETRACS Monthly Pay 2xLeveraged S&P Dividend ETN due May 22, 2042 (the “Securities”) are a series of Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS) linked to the S&P High Yield Dividend Aristocrats® Index (the “Index”). The Securities are senior unsecured debt securities issued by UBS AG (UBS). The Securities provide a monthly compounded two times leveraged long exposure to the performance of the Index, reduced by the Accrued Fees. Because the Securities are two times leveraged with respect to the Index, the Securities may benefit from two times any positive, but will be exposed to two times any negative, monthly compounded performance of the Index. The Securities may pay a monthly coupon during their term linked to two times the cash distributions, if any, on the Index Constituent Securities. But if the Index Constituent Securities do not make any cash distributions, you will not receive a monthly coupon. You will receive a cash payment at maturity, upon acceleration or upon exercise by UBS of its Call Right based on the monthly compounded leveraged performance of the Index less the Accrued Fees, calculated as described in the accompanying product supplement. You will receive a cash payment upon early redemption based on the monthly compounded leveraged performance of the Index less the Accrued Fees and the Redemption Fee, calculated as described in the accompanying product supplement. Payment at maturity or call, upon acceleration or upon early redemption will be subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call, acceleration or early redemption. Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, early redemption, acceleration or upon exercise by UBS of its call right if the monthly compounded leveraged return of the Index is not sufficient to offset the negative effect of the Accrued Fees and the Redemption Fee, if applicable. You may not receive any monthly coupon payment during the term of the Securities.

The general terms of the Monthly Pay 2xLeveraged ETRACS are described in the accompanying product supplement under the heading “General Terms of the Securities”, beginning on page S-31 of the product supplement. These general terms include, among others, the manner in which any payments on the Securities will be calculated, such as the Cash Settlement Amount at Maturity, the Redemption Amount, the Call Settlement Amount or the Acceleration Amount, as applicable, and the Coupon Amount, if any. These general terms are supplemented and/or modified by the specific terms of the Securities listed below. If there is any inconsistency between the terms described in the accompanying product supplement and the accompanying prospectus, and those described in this pricing supplement, the terms described in this pricing supplement will be controlling. Capitalized terms used herein but not otherwise defined have the meanings specified in the accompanying product supplement.

The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Initial Trade Date:	May 22, 2012

Initial Settlement Date:	May 25, 2012

Term:	30 years, subject to your right to receive payment for your Securities upon redemption, acceleration upon minimum indicative value or exercise of the UBS Call Right, each as described in the accompanying product supplement.

Denomination/Principal Amount:	$25.00 per Security

Maturity Date:	May 22, 2042, subject to adjustment

Coupon Payment Dates: The 15th Trading Day following each Coupon Valuation Date, commencing on July 23, 2012 (subject to adjustment). The final Coupon Payment Date will be the Maturity Date.

Initial Coupon Valuation Date:	June 29, 2012

Underlying Index:	The return on the Securities is linked to the performance of the Standard & Poor’s S&P High Yield Dividend Aristocrats® Index. The Index is designed to measure the performance of the 60 highest dividend yielding S&P Composite 1500 Index constituents, which have followed a managed-dividends policy of consistently increasing dividends every year for at least 25 consecutive years. See “The S&P High Yield Dividend Aristocrats® Index.”

Annual Tracking Rate:	0.30% per annum

Financing Spread:	0.40% per annum

First Redemption Date:	June 1, 2012

Final Redemption Date:	May 15, 2042

First Call Date:	The first date that UBS may exercise its Call Right is May 28, 2013.

See “Risk Factors” beginning on page PS-1 of this pricing supplement and on page S-18 of the accompanying product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page)

Pricing Supplement dated August 5, 2013

Monthly Initial Closing

Level for the Initial

Calendar Month:	1626.56, the Index Closing Level (as defined in the accompanying product supplement) on the Initial Trade Date

Monthly Reset Dates:	For each calendar month, the Monthly Reset Date is the first Trading Day of that month beginning on June 1, 2012 and ending on May 1, 2042, subject to adjustment.

Monthly Valuation Dates:	For each Monthly Reset Date, the Monthly Valuation Date is the last Trading Day of the previous calendar month, beginning on May 31, 2012 and ending on April 30, 2042, subject to adjustment.

Index Sponsor and

Index Calculation Agent:	Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”).

Listing:	The Securities are listed on the NYSE Arca under the symbol “SDYL”.

Calculation Date:	May 13, 2042, unless that day is not a Trading Day, in which case the Calculation Date will be the next Trading Day, subject to adjustment.

Index Symbol:	SPHYDA (Bloomberg); .SPHYDA (Thomson Reuters)

Intraday Indicative Value

Symbol:	SDYLIV

CUSIP No.:	90267L409

ISIN No.:	US90267L4095

On the Initial Trade Date, we sold $10,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee. Please see “Supplemental Plan of Distribution” on page PS-19 for more information.

We may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

*

This Amendment No. 1 to the pricing supplement dated May 22, 2012 (as amended, the “pricing supplement”) is being filed for the purpose of (i) reflecting the execution of the Fourth Supplemental Indenture, dated August 5, 2013, which modified the definition of Call Settlement Date, (ii) referencing the new Product Supplement, filed on August 5, 2013, which replaced the Product Supplement dated March 20, 2012 and (ii) updating “The S&P High Yield Dividend Aristocrats® Index” and “Material U.S. Federal Income Tax Consequences”.

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated January  11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

Product Supplement dated August 5, 2013:

http://www.sec.gov/Archives/edgar/data/1114446/000119312513318895/d578411d424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012, and references to the “accompanying product supplement” mean the UBS product supplement “UBS AG Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS),” dated August 5, 2013.

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

-i-

Risk Factors

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are significantly riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the Index. The Securities are two times leveraged with respect to the Index and, as a result, may benefit from two times any positive, but will be exposed to two times any negative, monthly performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Constituent Securities (as defined in the accompanying product supplement) or the Index itself. We urge you to read the following information about these risks as well as the risks described under “Risk Factors” in the accompanying product supplement and “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this pricing supplement, the accompanying product supplement and the accompanying prospectus, before investing in the Securities.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “The S&P High Yield Dividends Aristocrats® Index — Joint Marketing Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation or publication of the Index, it may become difficult to determine the market value of the Securities and the payment at maturity or call, upon acceleration or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity or call, upon acceleration or upon early redemption will be determined by the Calculation Agent in its sole discretion. See “General Terms of the Securities — Market Disruption Event” and “ — Calculation Agent” in the accompanying product supplement. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index Sponsor or the Index contained in this pricing supplement. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

Market disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the level of the Index may be adjusted in the event that the Index Calculation Agent determines that there has been an unscheduled market closure for any of the Index Constituent Securities. Any such Index calculation disruption event may have an adverse impact on the level of the Index or the manner in which it is calculated and, therefore, may have an adverse effect on the market value of the Securities. See “The S&P High Yield Dividend Aristocrats® Index — Unscheduled Market Closures”.

Risk Factors

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” on page PS-17. You should consult your tax advisor about your own tax situation.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether any gain or loss recognized upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page PS-17 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Hypothetical Examples

The following four examples illustrate how the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. We have included an example in which the Index Closing Level increases at a constant rate of 3.00% per month for twelve months (Example 1), as well as an example in which the Index Closing Level decreases at a constant rate of 3.00% per month for twelve months (Example 2). In addition, Example 3 shows the Index Closing Level increasing by 3.00% per month for the first six months and then decreasing by 3.00% per month for the next six months, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing by 3.00% per month for the first six months, and then increasing by 3.00% per month for the next six months. For ease of analysis and presentation, the following four examples assume that the term of the Securities is twelve months, the last Trading Day of the Call Measurement Period, or the Redemption Valuation Date, occurs on the month end, that no acceleration upon minimum indicative value has occurred, no Coupon Amount has been paid during the term of the Securities and that no Stub Reference Distribution Amount was paid at maturity, call, upon acceleration or upon early redemption.

The following assumptions are used in each of the four examples:

➢	the initial level for the Index is 1700;

➢	the Redemption Fee Rate is 0.125%;

➢	the Financing Rate (as defined in the accompanying product supplement) is 0.90%;

➢	the Current Principal Amount (as defined in the accompanying product supplement) on the first day is $25.00; and

➢	the Annual Tracking Rate (as defined in the accompanying product supplement) is 0.30%.

The examples highlight the effect of two times leverage and monthly compounding, and the impact of the Accrued Fees (as defined in the accompanying product supplement) on the payment at maturity or call, or upon early redemption, under different circumstances. The assumed Financing Rate is not an indication of the Financing Rate throughout the term of the Securities. The Financing Rate will change during the term of the Securities, which will affect the performance of the Securities.

Because the Accrued Fees take into account the monthly performance of the Index, as measured by the Index Closing Level, the absolute level of the Accrued Fees is dependent on the path taken by the Index Closing Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for month twelve are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Hypothetical Examples

Example 1

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	1751.00	0.0300	1.060	0.0188	$26.50	$0.0065	$0.0253	$26.47	$26.4435
2	1803.53	0.0300	1.060	0.0199	$28.06	$0.0069	$0.0268	$28.04	$28.0033
3	1857.64	0.0300	1.060	0.0210	$29.71	$0.0073	$0.0284	$29.69	$29.6552
4	1913.36	0.0300	1.060	0.0223	$31.46	$0.0078	$0.0300	$31.44	$31.4045
5	1970.77	0.0300	1.060	0.0236	$33.32	$0.0082	$0.0318	$33.30	$33.2570
6	2029.89	0.0300	1.060	0.0250	$35.28	$0.0087	$0.0337	$35.26	$35.2188
7	2090.79	0.0300	1.060	0.0264	$37.36	$0.0092	$0.0357	$37.34	$37.2963
8	2153.51	0.0300	1.060	0.0280	$39.56	$0.0098	$0.0378	$39.54	$39.4964
9	2218.11	0.0300	1.060	0.0297	$41.89	$0.0103	$0.0400	$41.88	$41.8262
10	2284.66	0.0300	1.060	0.0314	$44.36	$0.0109	$0.0424	$44.35	$44.2935
11	2353.20	0.0300	1.060	0.0333	$46.97	$0.0116	$0.0449	$46.96	$46.9063
12	2423.79	0.0300	1.060	0.0352	$49.73	$0.0123	$0.0475	$49.73	$49.6733
Cumulative Index Return:			42.58%
Return on Securities (assumes no early redemption):			98.93%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 2

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + ( 2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	1649.00	-0.0300	0.940	0.0188	$23.50	$0.0058	$0.0245	$23.48	$23.4442
2	1599.53	-0.0300	0.940	0.0176	$22.07	$0.0054	$0.0230	$22.04	$22.0145
3	1551.54	-0.0300	0.940	0.0165	$20.72	$0.0051	$0.0216	$20.70	$20.6721
4	1505.00	-0.0300	0.940	0.0155	$19.46	$0.0048	$0.0203	$19.44	$19.4114
5	1459.85	-0.0300	0.940	0.0146	$18.27	$0.0045	$0.0191	$18.25	$18.2277
6	1416.05	-0.0300	0.940	0.0137	$17.16	$0.0042	$0.0179	$17.14	$17.1161
7	1373.57	-0.0300	0.940	0.0129	$16.11	$0.0040	$0.0168	$16.09	$16.0724
8	1332.36	-0.0300	0.940	0.0121	$15.13	$0.0037	$0.0158	$15.11	$15.0922
9	1292.39	-0.0300	0.940	0.0113	$14.21	$0.0035	$0.0148	$14.19	$14.1719
10	1253.62	-0.0300	0.940	0.0106	$13.34	$0.0033	$0.0139	$13.33	$13.3077
11	1216.01	-0.0300	0.940	0.0100	$12.53	$0.0031	$0.0131	$12.51	$12.4961
12	1179.53	-0.0300	0.940	0.0094	$11.76	$0.0029	$0.0123	$11.75	$11.7341
Cumulative Index Return:			-30.62%
Return on Securities (assumes no early redemption):			-53.00%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 3

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	1751.00	0.0300	1.060	0.0188	$26.50	$0.0065	$0.0253	$26.47	$26.4435
2	1803.53	0.0300	1.060	0.0199	$28.06	$0.0069	$0.0268	$28.04	$28.0033
3	1857.64	0.0300	1.060	0.0210	$29.72	$0.0073	$0.0284	$29.69	$29.6552
4	1913.36	0.0300	1.060	0.0223	$31.47	$0.0078	$0.0300	$31.44	$31.4045
5	1970.77	0.0300	1.060	0.0236	$33.33	$0.0082	$0.0318	$33.30	$33.2570
6	2029.89	0.0300	1.060	0.0250	$35.29	$0.0087	$0.0337	$35.26	$35.2188
7	1968.99	-0.0300	0.940	0.0264	$33.14	$0.0082	$0.0346	$33.11	$33.0661
8	1909.92	-0.0300	0.940	0.0248	$31.12	$0.0077	$0.0325	$31.09	$31.0497
9	1852.62	-0.0300	0.940	0.0233	$29.23	$0.0072	$0.0305	$29.20	$29.1562
10	1797.05	-0.0300	0.940	0.0219	$27.44	$0.0068	$0.0287	$27.41	$27.3782
11	1743.13	-0.0300	0.940	0.0206	$25.77	$0.0064	$0.0269	$25.74	$25.7087
12	1690.84	-0.0300	0.940	0.0193	$24.20	$0.0060	$0.0253	$24.17	$24.1409
Cumulative Index Return:			-0.54%
Return on Securities (assumes no early redemption):			-3.31%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 4

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	1649.00	-0.0300	0.940	0.0188	$23.50	$0.0058	$0.0245	$23.48	$23.4442
2	1599.53	-0.0300	0.940	0.0176	$22.07	$0.0054	$0.0230	$22.04	$22.0145
3	1551.54	-0.0300	0.940	0.0165	$20.72	$0.0051	$0.0216	$20.70	$20.6721
4	1505.00	-0.0300	0.940	0.0155	$19.46	$0.0048	$0.0203	$19.44	$19.4114
5	1459.85	-0.0300	0.940	0.0146	$18.27	$0.0045	$0.0191	$18.25	$18.2277
6	1416.05	-0.0300	0.940	0.0137	$17.16	$0.0042	$0.0179	$17.14	$17.1161
7	1458.53	0.0300	1.060	0.0129	$18.17	$0.0045	$0.0173	$18.15	$18.1285
8	1502.29	0.0300	1.060	0.0136	$19.24	$0.0047	$0.0184	$19.22	$19.1979
9	1547.36	0.0300	1.060	0.0144	$20.37	$0.0050	$0.0194	$20.35	$20.3304
10	1593.78	0.0300	1.060	0.0153	$21.58	$0.0053	$0.0206	$21.56	$21.5296
11	1641.59	0.0300	1.060	0.0162	$22.85	$0.0056	$0.0218	$22.83	$22.7996
12	1690.84	0.0300	1.060	0.0171	$24.20	$0.0060	$0.0231	$24.17	$24.1445
Cumulative Index Return:			-0.54%
Return on Securities (assumes no early redemption):			-3.31%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

You may receive Coupon Amounts during the term of the Securities and a Stub Reference Distribution Amount at maturity, call, acceleration or upon early redemption. The hypothetical returns displayed in all of the examples above do not reflect any Coupon Amounts you may be entitled to receive during the term of the Securities or any Stub Reference Distribution Amount you may be entitled to receive at maturity, call, acceleration or upon early redemption. If any Stub Reference Distribution Amount was paid at maturity or call, or upon early redemption, the hypothetical Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts displayed above would have been higher (as the Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts would have been increased by the Stub Reference Distribution Amount). If any net cash distributions were paid on the Index Constituent Securities during the term of the Securities, those distributions would also offset the Accrued Fees.

We cannot predict the actual Index Closing Level on any Trading Day or the market value of your Securities, nor can we predict the relationship between the Index Closing Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity or call, upon acceleration or upon early redemption, as the case may be, and the rate of return on the Securities, will depend on the monthly compounded leveraged return of the Index, and, if positive, whether it will be sufficient to offset the negative effect of the Accrued Fees over the relevant period and, if applicable, the Redemption Fee, whether any Coupon Amounts were paid during the term of the Securities and whether any Stub Reference Distribution Amount is payable at maturity or call, or upon early redemption or acceleration. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index on any Trading Day, the Index Valuation Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual or expected future performance of the Securities.

The S&P High Yield Dividend Aristocrats® Index

We have derived all information contained in this pricing supplement regarding the S&P High Yield Dividend Aristocrats® Index (the “Index”), including, without limitation, its make-up, performance, method of calculation and changes in its constituents, from publicly available sources, which are summarized but not incorporated by reference herein, which govern the management and calculation of the Index and are published by the Index Sponsor. We have also derived certain information about the Index from public sources without independent verification. Such information reflects the policies of, and is subject to change by, the Index Sponsor. We make no representation or warranty as to the accuracy or completeness of such information. The composition of the Index is determined, maintained and published by the Index Sponsor. The level of the Index is calculated by the Index Calculation Agent. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index. The intraday index value is calculated and published by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index. Daily Index Closing Levels and updated weightings of the Index Constituent Securities in the Index are available at www.indices.standardandpoors.com.

Introduction

The Index is weighted by indicated annual dividend yield with constituents re-weighted every quarter and the constituent universe reviewed every January. The index methodology incorporates minimum market capitalization and liquidity criteria, as well as buffers to reduce turnover at index rebalancings. Modifications are made to stock weights to ensure no stock represents more than 4% of the index weight, and to enhance index basket liquidity at each quarterly rebalancing Companies included in the Index come from a broad spectrum of industries. The Index is a price return index (i.e., the reinvestment of dividends is not reflected in the Index). As of May 31, 2013, the Index was comprised of 84 Index Constituent Securities with the largest Index Constituent Security weighted at 2.50% and the smallest Index Constituent Security weighted at 0.30%.

Constituent Criteria

To be included in the Index, a company must be a member of the S&P Composite 1500 Index and have increased dividends every year for at least 20 consecutive years.

Calendar years and ex-dates are used for the dividend analysis, with the data reviewed every January. New members are added to the universe on the third Friday of January based on a review of the dividend payments of all S&P Composite 1500 constituents.

A dividend initiation or re-initiation does not count as a dividend increase. Only regular dividend payments are considered. The initiation calendar year may include payment of all four quarterly dividends, or only one, two or three quarterly payments. Evaluations are made on a best-effort basis using internal S&P data.

At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the Index, not for continued membership. As a result, an Index Constituent that appears to violate criteria for addition to the Index will not be deleted unless ongoing conditions warrant an Index change.

Index Construction

Weightings.    At each quarterly rebalancing, stocks are weighted based on indicated annual dividend yield and modifications are made to stock weights, if required, to reduce single stock concentration and

The S&P High Yield Dividend Aristocrats® Index

enhance Index basket liquidity so that (i) no stock has a weight of more than 4% of the Index and (ii) the minimum initial portfolio size that can be turned over in a single day (based on recent trading volumes) cannot be lower than $2 billion.

Basket liquidity capping sets a minimum portfolio size of $2 billion that must be turned over in a single day, based on the historical average value-traded pattern. The maximum weight parameter is the maximum weight of each stock at the rebalancing. These parameters can be changed depending upon market circumstances.

1.	With data reflected on the rebalancing reference date, each company is weighted by indicated annual dividend yield.

2.	If any company has a weight greater than 4% (where 4% is the maximum weight allowed in the index), that company has its weight capped at 4%.

3.	All excess weight is proportionally redistributed to all uncapped stocks within the Index.

4.	After this redistribution, if the weight of any other stock(s), then, breaches 4%, the process is iterated until there are no stocks breaching the 4% weight limit.

5.	A basket liquidity maximum weight (“BL”) for each company is, then, determined by dividing the US$ three-month average daily value traded by the basket liquidity amount ($2 billion). This weight is the maximum weight allowed for each stock in the Index.

6.	If any company has a weight greater than its BL maximum weight, that company will have its weight reduced to its BL maximum weight.

7.	All excess weight is proportionally redistributed to all uncapped stocks within the Index.

8.	If, after this redistribution, the weight of any other stock(s) in the Index exceeds its BL maximum weight, the process is iterated until no stock breaches its BL maximum weight.

The basket liquidity and maximum weight constraints are subject to change based on market conditions. If the basket liquidity rule cannot be satisfied for all Index Constituents after all possible iterations are completed, one or more of these constraints may be changed to ensure that the constraint is satisfied for all constituents.

Calculations.    The Index is calculated by means of the divisor method used for all S&P Indices. The initial Index Divisor is set to have a base index value of 1000 on December 7, 1999. The Index value is simply the Index market value divided by the Index Divisor:

At each quarterly rebalancing, each constituent is assigned a weight factor, Wi, proportional to its indicated yield on the reference date, subject to capping rules, as described in the previous section.

For more information on the Index calculation methodology, please refer to the Modified Market Capitalization Weighted Indices section of S&P Index Mathematics Methodology.

In order to maintain index series continuity, it is also necessary to adjust the Index Divisor.

The S&P High Yield Dividend Aristocrats® Index

Therefore,

Index Changes

Index Constituent weight adjustments occur after the closing of the third Friday of each quarter ending month. Index Constituent membership is reviewed in full once a year in January. The reference date for such additions and deletions is after the closing of the last trading date of December. Index Constituent changes occur after the closing of the third Friday of January. Index members are weighted and re-weighted according to their indicated yield.

Additions.    At each annual rebalancing, in January, a company is added to the Index if it is a member of the S&P Composite 1500, has increased dividends every year for at least 20 consecutive years.

At each quarterly rebalancing, in April, July and October, a company is added to the Index, in accordance with the rules set forth in “—Index Maintenance” below. No additions are made to the Index between rebalancings.

Deletions.    Index Constituents may be deleted from the Index for the following reasons:

➢	During the annual January rebalancing, if the company’s calendar year dividends did not increase from the previous calendar year;

➢	During the annual January rebalancing, if the company no longer has a float adjusted market capitalization of at least $1.5 billion as of the rebalancing reference date;

➢	During the January rebalancing, if the company no longer has an average daily value traded of at least $4 million as of the rebalancing reference date; and

➢	Between rebalancings, if the stock is removed from the S&P Composite 1500.

Index Maintenance

Major Rebalancing.    The Index undergoes a major rebalancing once a year in January, coinciding with the annual review of the Index components as described under “—Constituent Criteria” above. The following steps are taken during the January rebalancing:

1.	All companies in the qualifying universe are ranked in decreasing order of their indicated annual dividend yield.
2.	Companies that have a float-adjusted market cap of less than $1.5 billion are excluded.
3.	Companies that have a three-month average daily value traded below $4 million are excluded.
4.	Out of the remaining companies, all Qualifying Constituents are selected as Index members.
5.	Index members are weighted according to their indicated yield as described above under “—Index Construction—Weightings.”

Minor Rebalancing.    The Index undergoes minor rebalancings in April, July and October.

The rebalancing effective date is after the close of the third Friday of the rebalancing month. The reference date for the price is after the second Friday of the rebalancing month. The reference date for the indicated yield, float-adjusted market capitalization and average daily value traded is the close of the month prior to the rebalancing month. If there is a tie in yield ranks, the larger and more liquid stock is given higher preference.

The S&P High Yield Dividend Aristocrats® Index

Index share amounts are calculated and assigned to each stock to arrive at the weights determined on the reference date. The constituents’ Index shares are calculated using closing prices as of the second Friday of the rebalancing month. Since Index shares are assigned based on prices one week prior to rebalancing, the actual weight of each stock at the rebalancing will differ from the reference weights due to market movements.

Over the ten years ending 2009, an average of ten stocks has been replaced as Index members per year. Most of the changes in membership occur during the major rebalancing, when membership in the Index is reviewed.

Index Adjustments

S&P Composite 1500 action	Adjustment made to Aristocrats	Index Divisor adjustment for Aristocrats
Constituent change	If the constituent being deleted is a member of the Aristocrats, then it is removed from the Aristocrats index.	An Index Divisor adjustment is made to ensure the Index level after the deletion is equal to the Index level before the deletion.
Share changes between quarterly share adjustments	None.	None.
Quarterly share changes	There is no direct adjustment. However, on the same date the Index rebalancing will take place, each stock’s weight is adjusted as per equation (2) under “—Index Construction” above.	The rebalancing causes an adjustment as calculated in equation (4) under “—Index Construction” above.

The S&P High Yield Dividend Aristocrats® Index

Corporate Actions

Corporate Action	Adjustment made to Aristocrats	Index Divisor adjustment for Aristocrats
Spin-Off	The price is adjusted to the Price of the Parent Company minus (Price of Spin-off Company/Share Exchange Ratio).	None.
Rights Offering	The price is adjusted to the Price of the Parent Company minus (Price of Rights Subscription/Rights Ratio).	None.
Stock Split	Index Shares are multiplied by and price is divided by the split factor.	None.
Share Issuance or Share Repurchase	None.	None.
Special Dividends	The price of the stock making the special dividend payment is reduced by the per-share special dividend amount after the close of trading on the day before the ex- date.	An Index Divisor adjustment is made to ensure the Index level after the price adjustment is equal to the Index level before the price adjustment.

Base Date

The base value of the Index is 1000 as of December 7, 1999. The Index was first calculated on November 9, 2005 (the “Index Commencement Date”).

Calculation of the Index

NYSE Arca publishes the Index over the NYSE Euronext Global Index Feed & Consolidated Tape on each Trading Day every 15 seconds beginning at 9:30 a.m., New York City time, and ending at 4:20 p.m., New York City time.

Index Committee

The S&P U.S. Index Committee (the “Index Committee”) maintains the Index. The Index Committee meets monthly. At each meeting, the Index Committee reviews pending corporate actions that may affect Index Constituents, statistics comparing the composition of the Index to the market, companies that are being considered as candidates for addition to the Index, and any significant market events. In addition, the Index Committee may revise Index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

S&P considers information about changes to its Index and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

Announcements

Announcements of the rebalancings are made at 5:15 PM Eastern Time. There are no separate corporate action announcements other than rebalancing announcements.

Holiday Schedule

The Index is calculated when U.S. equity markets are open.

The S&P High Yield Dividend Aristocrats® Index

Unscheduled Market Closures

In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the Index Sponsor will calculate the closing price of the Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each Index Constituent Security. If an exchange fails to open due to unforeseen circumstances, the Index will use the prior day’s closing prices. If all exchanges fail to open, the Index Sponsor may determine not to publish the Index for that day.

Historical and Estimated Historical Performance

The estimated historical information for the period from the Base Date, December 7, 1999, to the Index Commencement Date is hypothetical and is provided as an illustration of how the Index would have performed during that period had the Index Calculation Agent begun calculating the Index on the Base Date using the methodology described above. The level of the Index is deemed to have been 1,000 on the Base Date. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Index historical information for the period from and after the Index Commencement Date is based on the actual performance of the Index.

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index returns do not give an indication of the future performance of the Index. UBS cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

The table below shows the historical performance of the Index from the Index Commencement Date through July 31, 2013 and the estimated historical performance of the Index from December 31, 1999 to the Index Commencement Date.

Historical and Estimated Historical Results for the

period December 31, 1999 through July 31, 2013

	Price Return		Total Return
Year	Ending Level	Annual Return	Ending Level	Annual Return
1999	968.54		972.41
2000	1,144.81	18.20%	1,197.99	23.20%
2001	1,304.82	13.98%	1,414.15	18.04%
2002	1,195.37	-8.39%	1,342.68	-5.05%
2003	1,448.69	21.19%	1,690.24	25.89%
2004	1,618.10	11.69%	1,951.08	15.43%
2005	1,622.30	0.26%	2,022.38	3.65%
2006	1,848.72	13.96%	2,386.40	18.00%
2007	1,672.33	-9.54%	2,237.06	-6.26%
2008	1,227.01	-26.63%	1,722.40	-23.01%
2009	1,393.35	13.56%	2,048.56	18.94%
2010	1,564.86	12.31%	2,392.74	16.80%
2011	1,623.86	3.77%	2,575.21	7.63%
2012	1,753.80	8.00%	2,881.07	11.88%
Through 7/31/13	2,111.05	20.37%	3,522.94	22.88%

Historical or estimated historical results are not indicative of future results.

The S&P High Yield Dividend Aristocrats® Index

The table below shows the historical and estimated historical returns of the Index from December 7, 1999 through July 31, 2013 in comparison with the S&P 500® Index.

	Index	S&P 500® Index
Total Return	252.29%	54.63%
Annualized Return	9.66%	3.24%

The data for the Index for the period prior to the Index Commencement Date is estimated and is derived by using the Index’s calculation methodology with historical prices.

Historical information presented is as of July 31, 2013, and is furnished as a matter of information only. Historical and estimated historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical and estimated historical performance, either positively or negatively.

The graph below is based on the levels of the Index and the S&P 500® Index.

The S&P High Yield Dividend Aristocrats® Index

Joint Marketing Agreement

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Securities. The Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Index to track general stock market performance. S&P’s and its third party licensor’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the Index which is determined, composed and calculated by S&P or its third party licensors without regard to UBS or the Securities. S&P and its third party licensors have no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

Disclaimer

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“S&P® ”, “Standard & Poor’s®”, “S&P 500®”, “S&P 500® Dividend Aristocrats®” and “Dividend Aristocrats®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by UBS. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

Material U.S. Federal Income Tax Consequences

The United States federal income tax consequences of your investment in the Securities are uncertain. The discussion below supplements the discussion under “U.S. Tax Considerations” in the accompanying prospectus and the discussion under “Material U.S. Federal Income Tax Consequences” on page S-49 of the accompanying product supplement and is subject to the assumptions, limitations and exceptions set forth therein. Except as otherwise noted under “Non-United States Holders” below, this discussion only applies to you if you are a United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences” on page S-49 of the accompanying product supplement.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a coupon-bearing pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Under that treatment, (i) you will likely be required to include the Coupon Amounts (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, in ordinary income at the time such amounts accrue or are received, in accordance with your regular method of tax accounting, and (ii) you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized (other than any amount attributable to accrued but unpaid Coupon Amounts, which will likely be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Under the required tax treatment of the Securities set forth in the previous paragraph, the Coupon Amounts (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, will (i) not be eligible for the special tax rate applicable to “qualified dividends”, notwithstanding that such amounts may be attributable to dividends on the Index Constituent Securities that would have been “qualified dividends” if the Index Constituent Securities had been held directly by an investor in the Securities, and (ii) in the case of a corporate holder of Securities, not be eligible for the dividends received deduction, notwithstanding that such amounts may be attributable to dividends on the Index Constituent Securities that would have been eligible for the dividends received deduction if the Index Constituent Securities had been held directly by a corporate investor in the Securities.

Alternative Treatments.    For a discussion of the possible alternative treatments of your Securities, please see the discussion under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” on page S-51 of the accompanying product supplement.

Non-United States Holders.    If you are a non-United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences — Non-United States Holders” on page S-53 of the accompanying product supplement, and if your Securities are treated as a coupon-bearing pre-paid derivative contract with respect to the Index, and subject to the discussion of withholdable payments under “Material U.S. Federal Income Tax Consequences — Withholdable Payments to Foreign Financial Entities and Other Foreign Entities” on page S-53 of the accompanying product supplement and backup

Material U.S. Federal Income Tax Consequences

withholding under “Material U.S. Federal Income Tax Consequences — Non-United States Holders” on page S-53 of the accompanying product supplement, payments on your Securities should not currently be subject to withholding tax. However, the IRS and the Treasury Department have issued proposed regulations under which payments of the Coupon Amount and the Stub Reference Distribution Amount, if any, on the Securities made after December 31, 2013 (and any amount that you receive after such date upon the sale or exchange of your Securities that is attributable to such amounts) could be treated as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which, in the case of any payments that we or other payors make to you, would be collected via withholding. While significant aspects of the application of these regulations to the Securities are uncertain, we intend to withhold at a rate of 30% with respect to payments of the Coupon Amount and the Stub Reference Distribution Amount for which we are the withholding agent (or a lower rate under an applicable treaty), if the proposed regulations are finalized in their current form. We may request that you make certain certifications to us prior to the payment of any Coupon Amount or Stub Reference Distribution Amount on the Securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. If we or other payors decide to impose such withholding tax (or any other withholding tax), we will not be required to pay any additional amounts with respect to amounts so withheld, and we will not be required to take any action in order to enable you to avoid the imposition of such withholding tax. You should consult your tax advisor concerning the potential application of these regulations to payments you receive on the Securities when these regulations are finalized.

Please see the discussion under “Material U.S. Federal Income Tax Consequences — Non-United States Holders” on page S-53 of the accompanying product supplement for a further discussion of the U.S. federal income tax consequences of acquiring, holding, and disposing of the Securities that may apply to you.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the Securities, including any possible alternative characterizations and treatments of the Securities.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $10,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee. Additional Securities may be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. We are not, however, obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Sales of the Securities after the Initial Trade Date will be made at market prices prevailing at the time of the sale, at prices related to market prices or at negotiated prices. UBS will receive proceeds equal to 100% of the price at which the Securities are sold to the public less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them is obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement, the accompanying product supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” in the accompanying product supplement, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Annual Tracking Rate to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: ETRACS Notice of Early Redemption, CUSIP No.: 90267L409

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Redemption Valuation Date: [            ], 20[    ]*

Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the product supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Redemption Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.” in the product supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date.

*	Subject to adjustment as described in the product supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER] Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[        ] Medium-Term Notes, Series A, Exchange Traded Access Securities due May 22, 2042, CUSIP No. 90267L409, redeemable for a cash amount based on the performance of the S&P High Yield Dividend Aristocrats® Index (the “Securities”) hereby irrevocably elects to receive, on the Redemption Date of [holder to specify],* with respect to the number of Securities indicated below, as of the date hereof, the Redemption Amount as described in the product supplement relating to the Securities, as supplemented by the pricing supplement relating to the Securities (as so supplemented, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to receive the Redemption Amount on any Redemption Date.)

*	Subject to adjustment as described in the product supplement relating to the Securities.

B-1

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement is accurate as of any date other than the date on the front of the document.

Pricing Supplement

Risk Factors	PS-1
Hypothetical Examples	PS-3
The S&P High Yield Dividend Aristocrats® Index	PS-9
Material U.S. Federal Income Tax Consequences	PS-17
Supplemental Plan of Distribution	PS-19
Conflicts of Interest	PS-20
Notice of Early Redemption	A-1
Broker’s Confirmation of Redemption	B-1

Product Supplement

Product Supplement Summary	S-1
Hypothetical Examples	S-12
Risk Factors	S-18
Valuation of the Index and the Securities	S-29
General Terms of the Securities	S-31
Use of Proceeds and Hedging	S-48
Material U.S. Federal Income Tax Consequences	S-49
Benefit Plan Investor Considerations	S-55
Supplemental Plan of Distribution	S-57
Conflicts of Interest	S-57
Form of Notice of Early Redemption	A-1
Form of Broker’s Confirmation of Redemption	B-1

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Use of Proceeds	9
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	30
Legal Ownership and Book-Entry Issuance	45
Considerations Relating to Indexed Securities	50
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53
U.S. Tax Considerations	55
Tax Considerations Under the Laws of Switzerland	66
Benefit Plan Investor Considerations	68
Plan of Distribution	70
Conflicts of Interest	72
Validity of the Securities	73
Experts	73

$100,000,000 ETRACS

Monthly Pay 2×Leveraged

S&P Dividend ETN due

May 22, 2042

Amendment No.1 dated August 5, 2013* to Pricing Supplement dated May 22, 2012

(To Product Supplement dated August 5, 2013

and Prospectus dated January 11, 2012)

UBS Investment Bank